Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-228910) and Form S-8 (No. 333-231013, 333-225475, 333-215141, 333-143238) of Vaxart, Inc. of our report dated March 19, 2020 relating to the consolidated financial statements of  Vaxart, Inc., which report appears in this Annual Report on Form 10-K.

/s/ OUM & Co. LLP

San Francisco, California
March 19, 2020